As filed with the Securities and Exchange Commission on November 12, 2004

REGISTRATION NO. 333-115374

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OPENTV CORP.
(Exact name of registrant as specified in its charter)

British Virgin Islands	7372	98-0212376

(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification code number)	Identification No.)

275 Sacramento Street
San Francisco, California 94111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott M. Wornow, Esq.
OpenTV Corp.	Copy To:
275 Sacramento Street	Lee D. Charles, Esq.
San Francisco, California 94111	Baker Botts L.L.P.
(415) 962-5000	30 Rockefeller Plaza
(Name, address, including zip code, and telephone	New York, New York 10112
number, including area code, of agent for service)	(212) 408-2500

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

     If the only securities being registered on this Form are being offered pursuant to dividend reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

OPENTV CORP.

3,300,531 Class A ordinary shares

     This prospectus relates to 3,300,531 of our Class A ordinary shares, no par value.

     In connection with our acquisition in August 2003 of substantially all of the assets of BettingCorp Limited, a company registered in the British Virgin Islands, we issued 3,225,063 of our Class A ordinary shares to BettingCorp as partial payment in a transaction exempt from the registration requirements of the Securities Act of 1933. The securities offered by this prospectus include those shares.

     Under our acquisition arrangement with BettingCorp, we have guaranteed that, upon the sale of these securities by BettingCorp, BettingCorp will realize certain minimum net proceeds. If, upon such sale, BettingCorp does not realize the minimum net proceeds, we are required to make a cash payment to BettingCorp equal to the shortfall. To the extent the net proceeds realized by BettingCorp exceed the guaranteed minimum amount, we are entitled to receive those excess proceeds. See “Selling Shareholders” on page 12.

     This prospectus also relates to the resale by certain selling shareholders of up to 75,468 of our Class A ordinary shares issued in connection with the exercise of options granted by a company that we acquired in 2003 to former employees of such company. We will not receive any of the proceeds from any sale of Class A ordinary shares by those selling shareholders who are former employees of such acquired company.

     This prospectus may be used by the selling shareholders listed in the “Selling Shareholders” section of this prospectus to resell the securities covered by this prospectus, which may be sold, from time to time, in one or more transactions at fixed or negotiated prices or at prices based on prevailing market prices at the time of sale. We have agreed to bear the expenses of registering the shares included in this prospectus. See “Selling Shareholders” on page 12.

     Our Class A ordinary shares are listed on the Nasdaq National Market System under the symbol “OPTV”. On November 10, 2004, the closing sale price of our Class A ordinary shares on Nasdaq was $3.48 per share.

     Investing in our securities involves risks. You should carefully consider the matters described under the caption “Risk Factors” beginning on page 1 of this prospectus.

     Our principal offices are located at 275 Sacramento Street, San Francisco, California 94111. Our main telephone number is (415) 962-5000 and our company website is www.opentv.com.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2004

i

RISK FACTORS

     An investment in our securities involves risk. You should carefully consider the following factors, as well as the other information included in this prospectus and in the documents we have incorporated by reference before deciding to purchase our securities. Any of the following risks could have a material adverse effect on the value of our securities.

We have a history of net losses, and we may continue to experience net losses in the future.

     We have incurred significant net losses since our inception. Our net losses for the years ended December 31, 2001, 2002 and 2003 were approximately $1,304.3 million, $802.6 million and $54.1 million, respectively. We expect to continue to incur significant sales and marketing, product development and administrative expenses and expect to continue to suffer net losses in the near term. We will need to generate significant revenue to achieve and maintain profitability. We cannot be certain that we will achieve, sustain or increase profitability in the future. Any failure to significantly increase revenue as we implement our product and distribution strategies would adversely affect our business, financial condition and operating results.

We have historically derived a significant percentage of our revenues from licensing our core middleware product to network operators. Our opportunities for future revenue growth with that product are limited by the actual number of worldwide network operators and by technology decisions they make from time to time.

     We have on a historic basis derived a significant percentage of our total revenues from royalties associated with the deployment of our core middleware and fees charged for services rendered in support of our middleware deployments. Only a limited number of cable, satellite and terrestrial operators, which we refer to as “network operators”, worldwide currently deploy interactive products and services in a meaningful way. While we continue to seek deployments within the United States, we have a significant number of customers outside of the United States that have deployed our core middleware. In most cases, the number of network operators in any particular country is relatively small, and to the extent that we have already achieved deployments in those countries, the opportunities for future growth of our middleware business may be limited.

     Our capacity to generate future revenues associated with our core middleware may also be limited due to a number of reasons, including:

•	network operators that have selected our core middleware may switch to another middleware platform for the provision of interactive services, reduce their pace of set-top box deployment or stop deploying set-top boxes enabled with our core middleware, decrease or stop their use of our support services, or choose not to upgrade or add additional features to the version of our core middleware running on their networks;

•	network operators that have not selected our core middleware may choose another middleware platform for the provision of interactive services; or

•	a meaningful opportunity to deploy our core middleware in the markets that have not yet adopted interactive television on a large scale may never develop or may develop at a very slow pace.

     Any of these eventualities would have an adverse effect on our results of operations.

We expect a more significant portion of our revenue growth in the future to be derived from interactive content and applications that we develop and market. If we are not successful in developing and marketing that interactive content and those applications, our future revenue growth may be limited.

     We expect over the next several years to develop extensive interactive content and applications, including gaming channels, addressable and targeted advertising and programming synchronous applications. The market for interactive content and applications is still nascent and evolving. Historically, we have derived only a relatively small percentage of our total revenue from these offerings. We cannot be certain that the demand for or the market acceptance of interactive content and applications will develop as we anticipate, and even if they do, we cannot be certain that we will be able to market that content and those applications effectively and successfully respond to changes in consumer preferences. In addition, our ability to market those products will be affected to a large degree by network operators. If network operators determine that our interactive content and applications do not meet their business or operational expectations, they may choose not to offer our applications to their customers. To the extent that network operators fail to renew or enter into new or expanded contracts with us for provision of interactive content (such as our enhanced interactive television service) and applications (such as the PlayJam channel), we will be unable to maintain or increase the level of distribution of our interactive content and applications and the associated revenue from those offerings. Moreover, due to global economic conditions, network operators may slow down their deployment of new content and applications offerings, and such actions would negatively impact our revenue. Accordingly, our ability to generate substantial revenues from our interactive content and applications offerings is uncertain.

We may seek to generate a significantly greater percentage of our revenue growth in the future from revenue sharing and subscription based arrangements. If we are unsuccessful in developing those revenue models, then our future revenue growth may be limited and our results of operations will be adversely affected.

     We have historically generated a substantial portion of our revenue from royalty and licensing fees related to the licensing of our core middleware products and from fees for professional services that we provide. We believe that our capacity to generate future revenues in this manner may be limited, and if we are unsuccessful in evolving our revenue model, our opportunities for future revenue growth, particularly outside of the United States, may be limited. We expect, over time, that we may need to seek an increasing percentage of our revenues from revenue sharing arrangements with network operators, programmers and advertisers. In those instances, we would typically receive a percentage of the payments that a network operator, programmer or advertiser may receive from transactions that make use of our interactive content or applications. We also expect, over time, that we may need to seek an increasing percentage of our revenues from subscription-based fee arrangements. In those instances, we would typically receive a fixed payment, over a period of time, based on the number of subscribers or viewers that use or access our technologies, content or applications. There can no guarantee that we will be successful in entering into future revenue sharing or subscription-based arrangements with network operators, programmers or advertisers or that we will be able to generate a substantial amount of revenue from these sources. If our efforts are unsuccessful, then our future results of operations will be adversely affected.

We have acquired several businesses since October 2002. We continue to implement initiatives designed to enhance the integration of those businesses and to seek further consolidation of our worldwide operations. Our failure to effectively integrate those acquired businesses, or to streamline our operations, may adversely affect our business, financial condition and results of operations.

     We acquired Wink Communications, Inc., a provider of interactive and enhanced television services, in October 2002. We acquired ACTV, Inc., a provider of addressable advertising and related products and services, in July 2003. In addition, in August 2003, we acquired substantially all of the assets of BettingCorp Limited, a provider of gaming and gambling technologies and services. We face many risks and challenges associated with integrating these acquisitions, including:

•	difficulties related to the integration of operations and personnel of acquired companies into our existing business, especially outside the United States as with BettingCorp;

•	diversion of management’s attention from our business;

•	incorporation of acquired products and business technology into our existing product lines; and

•	adoption and maintenance of uniform standards, controls, procedures and policies.

     While we believe that we have made progress in integrating those businesses, and their personnel and technologies, with ours, we have not completed those efforts. If we are not successful in integrating those businesses with ours, we may not realize the full benefits of the assets that we acquired. Moreover, if we do not successfully complete such integration and consolidation in a timely manner, the increased demands on management’s time, and the increased costs associated with that process may also have an adverse effect on our business, financial condition and results of operations.

We continue to evaluate our business opportunities and to implement structural and other changes that affect the conduct of our worldwide business operations. As we continue to align our resources appropriately with our evolving business we may face unintended consequences or suffer adverse effects on our operations or personnel.

     In addition to the integration and consolidation efforts that we have undertaken in response to our various acquisitions, we continue our efforts to streamline our worldwide operations and reduce our operating expenses. In this regard, we continue to undertake efforts to consolidate our operations, close and relocate various offices around the world, divest non-strategic assets and reduce our headcount. These initiatives may yield unanticipated consequences, such as attrition beyond our planned reduction in workforce and loss of employee morale and diminished performance. Reductions in personnel, both anticipated and unanticipated, could materially and adversely impact our sales and marketing efforts, research and development efforts, and our professional services and general and administrative functions.

     In conjunction with these initiatives, we have engaged and are continuing to engage in a review of our operations with a view towards improving our business performance. There is a risk that, as new business strategies and administrative processes are developed and implemented, the changes we adopt will be unduly disruptive or less effective than our old strategies and processes. This may adversely affect our business, results of operations and future prospects.

We may be unable in the future to raise additional capital required to support our operating activities.

     We expect to be able to fund our capital requirements for at least the next twelve months by using existing cash balances and short-term and long-term marketable debt securities, if our assumptions about our revenues, expenses and cash commitments are generally accurate. Nevertheless, we have incurred to date and we expect that we will continue to incur in the future significant expenses, many of which result from non-cancelable operating commitments. As of September 30, 2004, we had $51.9 million of cash, cash equivalents and marketable debt securities. We used approximately $22.9 million in cash for operating activities during the nine months ended September 30, 2004 and $42.5 million during the fiscal year ended December 31, 2003. We may need to raise additional capital in the future if our revenue growth does not meet our expectations or we are unable to reduce substantially the amount of cash used in our operating activities. While we continue to monitor our operating expenses and seek to bring them in line with our revenues, there can be no assurance that we will be successful in doing so.

     To the extent we are required to raise additional capital, we may not be able to do so at all or we may be able to do so only on unacceptable terms. If we cannot raise additional capital on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have an adverse effect on our business, results of operations or future prospects.

The market for our products and services is subject to significant competition, which could adversely affect our business.

     We face competition from a number of companies, including many that have significantly greater financial, technical and marketing resources and a better recognized brand name than we do. Current and potential competitors in one or more aspects of our business include interactive technology companies, companies developing interactive television content and entertainment, and, in the professional services area, third party system integrators and internal information technology staffs at our network operator customers. Some of our customers or their affiliates offer products or services that compete with our products and services. For example, in addition to our PlayJam and PlayMonteCarlo applications, British Sky Broadcasting also offers its own competitive gaming and gambling applications through its broadcast network. If any of these competitors achieves significant market penetration or other significant success within the markets upon which we rely as a significant source of revenue, or in new markets that we may enter in the future, our ability to maintain market share and sustain our revenues may be materially and adversely affected.

The trend of consolidation among industry participants may adversely impact our business, results of operations and future prospects.

     There has been a worldwide trend of consolidation in the cable and direct broadcast satellite industries. We believe this trend is likely to continue due to economic and competitive concerns. This trend appears to be expanding to include other companies involved with the interactive television industry. For example, Comcast Corp., a cable network operator, and Gemstar-TV Guide International Inc., a media and technology company, recently formed a joint venture called Guideworks to develop an interactive programming guide for the cable television industry. While the full impact of this trend is uncertain at the present time, we will need to adapt to changing relationships with industry participants and address competitive concerns that may arise as companies consolidate. If we are unable to successfully manage these changing relationships and address these competitive concerns, our business and results of operations may be adversely affected.

Unanticipated fluctuations in our quarterly operating results could affect our stock price.

     We believe that quarter-to-quarter comparisons of our financial results are not necessarily meaningful indicators of our future operating results and should not be relied on as an indication of future performance. If our quarterly operating results fail to meet the expectations of analysts, the market price of our publicly-traded securities could be negatively affected. Our quarterly operating results have varied substantially in the past and they may vary substantially in the future depending upon a number of factors described below, including many that are beyond our control.

     Our operating results may vary from quarter to quarter as a result of a number of factors, including:

•	Changes in the rate of capital spending and the rollout of interactive television-related products and services by network operators;

•	The number, size and scope of network operators deploying OpenTV-enabled interactive services and the associated rollout to subscribers;

•	Increased competition in general and any changes in our pricing policies that may result from increased competitive pressures;

•	Potential downturns in our customers’ businesses or in the domestic or international markets for our products and services;

•	The ability to generate applications-related revenue from existing and potential customers;

•	Changes in technology, whether or not developed by us;

•	Our ability to develop and introduce on a timely basis new or enhanced versions of our products that can compete favorably in the marketplace; and

•	The timing of revenue recognition associated with major licensing and services agreements.

     Because a high percentage of our expenses, particularly compensation, is fixed in advance of any particular quarter, any of the factors listed above could cause significant variations in our earnings on a quarter-to-quarter basis. You should not rely on the results of prior periods as an indication of our future performance. Any decline in revenues or a greater than expected loss for any quarter could cause the market price of our publicly-traded securities to decline.

A significant portion of our senior management team is new. If they are unable to work together effectively, we may not be able to execute our business plan.

     Our business is highly dependent on the ability of our senior management team to work together effectively to execute our business plan. Our management team has changed significantly over the past year. In March 2004, James Chiddix was appointed Chairman of our board of directors and assumed the additional role of Chief Executive Officer in May 2004. In addition, several of our other senior executives in important operational and administrative roles joined us since the last half of 2003. These individuals and our existing management team have not previously worked together. If they are unable to effectively integrate themselves into our business or work together as a management team, we may not be able to manage our business effectively.

We depend upon key technical, consulting and support personnel to operate our business, and we may be unable to attract or retain such personnel.

     Our business requires highly trained technical, consulting and support personnel to assist customers with launch and deployment of our products. In the future, we may need to increase our technical, consulting and support staff to support new customers and the expanding needs of our existing customers. Notwithstanding the current economic climate, hiring consulting and support personnel has remained very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the interactive television market, and we have experienced difficulty in recruiting qualified personnel in the past. Even if we invest significant resources in attempting to attract, train and retain these qualified personnel, we may not be successful in our efforts, which may have a negative effect on our business and results of operations.

Interactive television remains an emerging business and it may not attract widespread market acceptance or demand.

     Our success will depend upon, among other things, the broad acceptance of interactive television by industry participants, including operators of broadcast and pay television networks, network operators and manufacturers of televisions and set-top boxes, as well as by television viewers and advertisers. Because the market for interactive television remains an emerging market, the potential size of the market opportunity and the timing of its development are uncertain. The growth and future success of our business will depend in part upon our ability to penetrate new markets and convince network operators, television viewers and advertisers to adopt and maintain their use of our products and services.

Because much of our success and value lie in our ownership and use of our intellectual property, our failure to protect our intellectual property and develop new proprietary technology may negatively affect us.

     Our ability to effectively conduct our business will be dependent in part upon the maintenance and protection of our intellectual property. We rely on patent, trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements, to establish and protect our rights in and to our technology. We have typically entered into confidentiality or license agreements with our employees, consultants, customers, strategic partners and vendors, in an effort to control access to, and distribution of, our software, related documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our software and other proprietary information without authorization.

     Policing unauthorized use of our software and proprietary information will be difficult. The steps we take may not prevent misappropriation of our intellectual property and the agreements we enter into may not be enforceable in some instances. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries or, alternatively, such protection may be difficult to enforce. Litigation may be necessary in the future to enforce or protect our intellectual property rights or to determine the validity and scope of our intellectual property rights and the proprietary rights of others. Any such litigation could cause us to incur substantial costs and diversion of resources, which in turn could adversely affect our business.

Intellectual property infringement claims may be asserted against us, which could have the effect of disrupting our business.

     We may be the subject of claims by third parties alleging that we infringe their intellectual property. The defense of any such claims could cause us to incur significant costs and could result in the diversion of resources with respect to the defense of any claims brought, which could adversely affect our financial condition and operating results. As a result of such infringement claims, a court could issue an injunction preventing us from distributing certain products, which could adversely affect our business. If any claims or actions are asserted against us, we may seek to obtain a license under a third party’s intellectual property rights in order to avoid any litigation. However, a license under such circumstances may not be available on commercially reasonable terms, if at all.

We grant certain indemnification rights to our customers when we license our software technologies. We may, therefore, become subject to third party infringement claims through those commercial arrangements. In addition, the damages to which we are subject may be increased by the use of our technologies in our customers’ products.

     Many of our and our subsidiaries’ agreements with customers contain an indemnification obligation, which could be triggered in the event that a customer is named in an infringement suit involving their products or involving the customer’s products or services that incorporate or use their products. If it is determined that our products infringe any of the asserted claims in such a suit, we may be prevented from distributing certain of our products and we may incur significant indemnification liabilities, which may adversely affect our business, financial condition and operating results.

     In addition, while damages claims in respect of an alleged infringement may, in many cases, be based upon a presumed royalty rate that the patent holder would have otherwise been entitled to, it is possible that our liability may increase as a result of the incorporation of our technology with our customer’s products. In some cases, potential damages against us could be based on the profits derived from a product that infringes through the use of our software even though we receive a relatively moderate economic benefit from the licensing arrangement.

The adoption of incompatible standards by our industry and rapid technological advances could render our products and services obsolete or non-competitive.

     The migration of television from analog to digital transmission, the convergence of television, the Internet, communications and other media, and other emerging trends, such as the deployment of high definition television and multicasting, are creating a dynamic and unpredictable environment in which to operate. Our ability to anticipate trends and adapt to new technologies and evolving standards is critical to our success.

     Recent attempts to establish industry-wide standards for interactive television software include an initiative by cable network operators in the United States to create a uniform platform for interactive television called Open Cable and an initiative by European television industry participants to create a platform called Multimedia Home Platform. The establishment of these standards or other similar standards could adversely affect the pricing of our products and services, significantly reduce the value of our intellectual property and the competitive advantage our proprietary technology provides, cause us to incur substantial expenditures to adapt our products or services to respond to these developments, or otherwise hurt our business, particularly if our products require significant redevelopment in order to conform to the newly established standards.

     The deployment of new digital television applications, such as high-definition television and multicasting multiple television programs through a single channel, may compete directly with our products and services for broadcast distribution capacity. To the extent that such capacity cannot accommodate all of the applications that a cable or direct broadcast satellite system operator wants to distribute, then there is a risk that other applications will be deployed to the exclusion of our content and applications. If this occurs, our results of operations could be adversely affected.

     Any delay or failure on our part to respond quickly, cost-effectively and sufficiently to these developments could render our products and services obsolete or non-competitive and have an adverse effect on our business, financial condition and operating results.

     In addition, we must stay abreast of cutting-edge technological developments and evolving service offerings to remain competitive and increase the utility of our services, and we must be able to incorporate new technologies into our products in order to address the increasingly complex and varied needs of our customer base. There can be no assurance that we will be able to do so successfully, and any failure to do so may adversely affect us.

Government regulations may adversely affect our business.

     The telecommunications, media, broadcast and cable television industries are subject to extensive regulation by governmental agencies. These governmental agencies continue to oversee and adopt legislation and regulation over these industries, particularly in the areas of user privacy, consumer protection, the online distribution of content and the characteristics and quality of online products and services, which may affect our business, the development of our products, the decisions by market participants to adopt our products and services or the acceptance of interactive television by the marketplace in general. In particular, governmental laws or regulations restricting or burdening the exchange of personally identifiable information could delay the implementation of interactive services or create liability for us or any other manufacturer of software that facilitates information exchange. These governmental agencies may also seek to regulate interactive television directly. Future developments relating to any of these regulatory matters may adversely affect our business.

Changes to current accounting policies or in how such policies are interpreted or applied to our business could have a significant effect on our reported financial results or the way in which we conduct our business and could make it difficult for investors to assess properly our financial condition or operating results.

     We prepare our financial statements in conformity with accounting principles generally accepted in the United States, which are subject to interpretation by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Securities and Exchange Commission and various other bodies formed to interpret and create appropriate accounting policies. A change in these policies or in how such policies are interpreted or applied to our business could have a significant effect on our reported results and may even retroactively affect previously reported transactions. Our accounting policies that recently have been or may in the future be affected by changes in the accounting rules are as follows:

•	Software revenue recognition;

•	Accounting for stock-based compensation; and

•	Accounting for goodwill and other intangible assets.

     As a software company, our revenue recognition policy, in particular, is a key component of our results of operations and is based on complex rules that require us to make judgments and estimates. In applying our revenue recognition policy, we must determine what portions of our revenue are recognized currently and which portions must be deferred. As a result, we may receive cash from a customer but not be able to recognize the revenue associated with that cash for some period of time under applicable accounting rules. This results in our recording the cash as “deferred revenue” on our balance sheet. Because different contracts may require different accounting treatment, it may be difficult for investors to properly assess our financial condition or operating results unless they carefully review all of our financial information, including our statement of operations, our balance sheet and our statement of cash flows.

We are engaged in a comprehensive effort to comply with various aspects of Section 404 of the Sarbanes-Oxley Act of 2002 concerning internal control over financial reporting. In the event we are unable to satisfy completely the regulatory requirements of such act, or if, upon implementation, our internal control over financial reporting is not effective, the reliability of our financial statements could be implicated and, ultimately, our financial results and our stock price could suffer.

     Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to do a comprehensive evaluation of their internal control over financial reporting. To comply with this new statute, our management must assess and issue a report concerning our internal control over financial reporting, and our independent registered public accountant must issue an opinion on management’s assessment of those matters, including potentially identifying weaknesses. The rules governing the standards that must be met for management to assess the internal control over financial reporting are new and complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. We have prepared an internal plan of action for compliance, which includes a timeline and schedule for completing our evaluation. Our efforts to comply with the rules and regulations have required, and will continue to require, the commitment of significant financial and managerial resources. As we evaluate our controls and procedures, and introduce new or revised ones, the testing of those controls and procedures or remediation efforts, if any, that may be required may take significant time and require significant managerial effort which could extend beyond December 31, 2004. Financial reports issued for fiscal years ending after November 15, 2004 will be the first reports issued under this new oversight regime. We do not have extensive insight, or any historical experience, as to the possible content of these reports or the nature and content of the opinions on managements’ assessments that accountants may deliver. As a result, we cannot be certain of the possible effects the issuance of these reports or opinions, or the ongoing implementation of Section 404 may have on public companies, including our own, or financial markets, in general.

     While we anticipate being able to fully implement the requirements relating to internal control over financial reporting and all other aspects of Section 404 in a timely fashion, we cannot be certain, because of the absence of precedent, as to the timing of the completion of our evaluation, testing and remediation actions or the impact of those matters on our operations. We continue to evaluate our internal control over financial reporting with the assistance of the independent consultants we have engaged to help us establish and document appropriate procedures. In connection with this process, we have discovered certain aspects of our internal control over financial reporting that we intend to address and modify, although we do not believe that any of these matters, to date, indicate a material weakness based on information available to us as of the date of this prospectus. As we complete our assessment of our internal control over financial reporting for the year 2004, some or all of these, or other matters, may rise to the level of a significant deficiency or a material weakness. In addition, as we complete our assessment of our internal control over financial reporting, internal control deficiencies may be identified through our assessment process. Our evaluation of our internal control over financial reporting remains ongoing, and, accordingly, we, including our Chief Executive Officer and Chief Financial Officer, who are responsible for certifying our financial statements, may make additional conclusions and take additional actions, from time to time, as we may deem necessary or desirable.

     If we fail to timely complete our evaluation under the Sarbanes-Oxley Act, or if we cannot favorably assess the effectiveness of our internal control over financial reporting or we or our independent registered public accountant identify material weaknesses in those controls, investor confidence and share value may be adversely affected.

Through the use of our technology, we have the ability to collect personal and confidential information from set-top boxes. If we fail to protect this information from security breaches or misuse this information, then our operations could be disrupted and we could be subject to litigation and liability under privacy laws.

     Through the technology that we license for use in set-top boxes, we have the ability, when requested by our customers, to collect and store personal information from users of our applications. Subject to applicable laws, and the agreement of our customers and consumers, we may also seek to use such information to help develop addressable and targeted advertising businesses. Storage and use of such information is subject to laws and regulations and may also subject us to privacy claims relating to its use and dissemination. In addition, a third party might be able to breach our security measures and gain unauthorized access to our servers where such information is stored and misappropriate such information or cause interruptions to our business operations. We may be required to expend significant capital and other resources to monitor the laws applicable to privacy matters, to protect against security breaches or to deal with the consequences of any breach. A breach of privacy rights by us, network operators or other third parties could expose us to liability. Any compromise of security or misuse of private information could materially and adversely affect our business, reputation, operating results and financial condition and expose us to costly litigation and regulatory action. Concerns over the security of personal information transmitted through our applications and the potential misuse of such information might also inhibit market acceptance of our applications, and if this occurs, our business and operating results will be adversely affected.

There are many regulations and restrictions that affect gaming and gambling activities throughout the world. As we develop and seek to market gaming and gambling applications, we must assess the legality of these types of activities in different jurisdictions. Our inability to legally launch these applications, the uncertain regulatory landscape for these applications and the significant costs associated with ongoing evaluations regarding the state of gaming and gambling laws around the world may adversely affect our business.

     We develop and market gaming and gambling applications for interactive television based on technologies and know-how that we acquired through BettingCorp. In many jurisdictions throughout the world, the laws regulating gaming and gambling, particularly through media such as interactive television and the Internet, are highly uncertain and subject to frequent change. The penalties in many jurisdictions include both civil and criminal penalties. While we continually assess the laws and regulations regarding gaming and gambling ventures, and engage special outside legal counsel to assist in that process, we cannot be certain that our interpretation of, or the advice that we receive from outside professionals with respect to, those laws will necessarily be the only possible interpretation. The costs associated with that evaluative process are not, and will not be, insignificant. In the event, that we are incorrect in our interpretation of certain laws or regulations, we may be subject to penalties. Moreover, we may be required to make significant changes to our business, if those laws or regulations change in ways that we do not anticipate or expect. The uncertainty inherent in these matters, the changing nature of these laws and regulations, and the significant costs associated with our ongoing evaluation of those laws and regulations, may adversely affect our business over time. If we do not believe that we can legally and effectively launch gaming and gambling applications, our future growth may be impaired.

Our multinational operations expose us to special risks that could increase our expenses, adversely affect our operating results and require increased time and attention of management.

     We derive a substantial portion of our revenue from customers located outside of the United States and have significant operations in a number of countries around the world. Our international operations are subject to special risks, including:

•	differing legal and regulatory requirements and changes in those requirements;

•	potential loss of proprietary information due to piracy, misappropriation or weaker laws regarding intellectual property protection;

•	export and import restrictions, tariffs and other trade barriers;

•	currency fluctuations and devaluations;

•	difficulties in staffing and managing offices as a result of, among other things, distance, language and cultural differences;

•	longer payment cycles and problems in collecting accounts receivable;

•	political and economic instability; and

•	potentially adverse tax consequences.

Any of these factors could have an adverse effect on our business, financial condition and operating results.

Our software products may contain errors, which could cause us to lose revenue and incur unexpected expenses.

     Software development is an inherently complex and subjective process, which frequently results in products that contain errors, as well as defective features and functions. Moreover, our technology is integrated into the products and services of our network operator customers. Accordingly, a defect, error or performance problem with our technology could cause the systems of our network operator customers to fail for a period of time or to be impaired in certain respects. Any such failure could subject us to damage claims and claims for indemnification by our customers and result in severe customer relations problems and harm to our reputation. While our agreements with customers typically contain provisions designed to limit or exclude our exposure to potential liability claims in those circumstances, those provisions may not be effective, in all respects, under the laws of some jurisdictions. As a result, we could be required to pay substantial amounts of damages in settlement or upon the determination of any of these types of claims.

The interests of our majority owner may differ from yours and may result in OpenTV acting in a manner inconsistent with your general interests.

     Liberty Media Corporation beneficially owns our Class A and Class B ordinary shares representing approximately 32.2% of the economic interest and 79.0% of the voting power of our ordinary shares outstanding as of September 30, 2004. As a result of its ownership of our ordinary shares, Liberty Media has sufficient voting power, without the vote of any other stockholder, to determine the outcome of any action presented to a vote of our stockholders, including amendments of our memorandum of association and articles of association for any purpose (which could include increasing or reducing our authorized capital or authorizing the issuance of additional shares). The interests of Liberty Media may diverge from your interests, and Liberty Media may be in a position, subject to general fiduciary obligations, to cause or require us to act in a way that is inconsistent with the general interests of the holders of our Class A ordinary shares.

Because we are controlled by Liberty Media, we are exempt from certain listing requirements of the Nasdaq National Market relating to corporate governance matters.

     Over the past several years, the National Association of Securities Dealers has adopted certain listing requirements for the Nasdaq National Market System designed to enhance corporate governance standards of the companies who are listed thereon. As a result of Liberty Media’s beneficial ownership of our Class A and Class B ordinary shares, we are not subject to some of these requirements, including the requirement that a majority of our board of directors be “independent” under the guidelines established by the National Association of Securities Dealers and certain requirements regarding the determination of our Chief Executive Officer’s compensation and our director nominees. While we do not believe that our exemption from those requirements affects the manner and method by which we manage and operate the company, investors should be aware that we are not subject to those provisions and may have no obligation to comply with those requirements in the future unless our ownership profile changes.

Because we are a British Virgin Islands company, you may not be able to enforce judgments against us that are obtained in United States courts.

     We are incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to effect service of process upon us within the United States or to enforce against us judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

     We have been advised by our British Virgin Islands counsel, Harney Westwood Riegels, that judgments of United States courts predicated upon the civil liability provisions of the federal securities laws of the United States may be difficult to enforce in British Virgin Islands courts and that there is doubt as to whether British Virgin Islands courts will enter judgments in original actions brought in British Virgin Islands courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

Because we are a British Virgin Islands company, your rights as a stockholder may be less clearly established as compared to the rights of stockholders of companies incorporated in other jurisdictions.

     Our corporate affairs are governed by our memorandum of association and articles of association and by the International Business Companies Act of the British Virgin Islands. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management and the rights of our stockholders may differ from those that would apply if we were incorporated in the United States or another jurisdiction. The rights of stockholders under British Virgin Islands law are not as clearly established as are the rights of stockholders in many other jurisdictions. Thus, our stockholders may have more difficulty protecting their interests in the face of actions by our board of directors or our controlling stockholder than they would have as stockholders of a corporation incorporated in another jurisdiction.

Certain provisions contained in our charter documents could deter a change of control of us.

     Certain provisions of our memorandum of association and articles of association may discourage attempts by other companies to acquire or merge with us, which could reduce the market value of our Class A ordinary shares. The comparatively low voting rights of our Class A ordinary shares as compared to our Class B ordinary shares, approximately 99.6% of which are beneficially owned by Liberty Media as of September 30, 2004, as well as other provisions of our memorandum of association and articles of association, may delay, deter or prevent other persons from attempting to acquire control of us.

CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS

     Certain statements in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements that, by definition, involve risks and uncertainties. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

•	general economic and business conditions and industry trends;

•	changes in the market for interactive television services and middleware;

•	the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

•	uncertainties inherent in new business strategies, new product launches, integration of acquired companies and development plans;

•	rapid technological changes;

•	the development and provision of programming for new television and telecommunications technologies;

•	future financial performance and related matters, including the availability, terms and deployment of capital;

•	the ability of vendors to deliver required equipment, software and services;

•	the outcome of any pending or threatened litigation;

•	the availability of qualified personnel;

•	changes in, or failure or inability to comply with, government regulations and adverse outcomes from regulatory proceedings;

•	changes in the nature of key strategic relationships with partners and customers;

•	competitor responses to our products and services, and the products and services of the entities in which we have interests, and the overall market acceptance of such products and services; and

•	threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world.

     These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

     The selling shareholders will receive the proceeds from the sale of securities offered by this prospectus; provided that, in certain circumstances we may be entitled to receive a portion of such proceeds from BettingCorp. See “Selling Shareholders” below. We intend to use the proceeds we receive from this offering, if any, for general corporate purposes.

SELLING SHAREHOLDERS

     This prospectus relates to the offer and sale from time to time by the selling shareholders identified below of up to 3,300,531 of our Class A ordinary shares. We are not offering any of our shares for sale under this prospectus directly.

     We issued 3,225,063 of our Class A ordinary shares to BettingCorp Limited in a private placement in connection with our purchase of substantially all of the assets of BettingCorp in August 2003. We refer to these securities as the “BettingCorp Shares.” Prior to this purchase, BettingCorp was an internet gaming distributor that offered a variety of online products and services including internet casinos and sports betting. We acquired the assets of BettingCorp for a net purchase price of approximately $9 million, a portion of which was paid in cash and the balance in the form of 3,225,063 of our Class A ordinary shares. A portion of the consideration was paid directly to BettingCorp and the remainder was deposited in an escrow fund established for the purpose of securing the payment of indemnification obligations of BettingCorp arising from the transaction. In connection with the transaction, we entered into a liquidity agreement with BettingCorp providing for the registration of the BettingCorp Shares.

     We also agreed, as part of that transaction, to establish a minimum per share sale price for the benefit of BettingCorp. As a result, BettingCorp will receive proceeds, net of selling expenses, equal to $2.15 per share, plus an interest factor to the date of sale at an annual rate equal to LIBOR plus 1.5%, computed and compounded on a semiannual basis, upon the resale by BettingCorp of the BettingCorp Shares. If the net amount realized upon the sale of any of the BettingCorp Shares being offered by this prospectus is less than this minimum amount, BettingCorp is entitled to receive from us an amount of cash equal to the shortfall. If the net amount realized upon the sale of any of the BettingCorp Shares being offered by this prospectus exceeds this minimum amount, BettingCorp is required to remit to us the excess amount. With respect to the sale of certain of the BettingCorp Shares, BettingCorp is obligated to remit the net proceeds of the sale of those securities, up to the minimum amount, to the escrow fund established to secure the payment of indemnification obligations of BettingCorp. BettingCorp’s right to receive a minimum “return” on the sale of the BettingCorp Shares, and our related right to receive any excess above the minimum return, expires on the earliest of (i) the date that the registration statement of which this prospectus forms a part has been effective for 30 calendar days, (ii) February 15, 2005, (iii) the date that all of the BettingCorp Shares have been sold and (iv) 30 days after the first date that all of the BettingCorp Shares may be resold pursuant to Rule 144 under the Securities Act of 1933. BettingCorp is required under the terms of the liquidity agreement to use its good faith efforts to sell the maximum number of BettingCorp Shares as soon as possible after the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission.

     This prospectus also relates to an aggregate of 75,468 of our Class A ordinary shares that were issued in private placements upon the exercise of options held by certain former employees of our subsidiary, ACTV, Inc. We refer to these securities as the “Option Shares.” We acquired all of the outstanding capital stock of ACTV in July 2003 and, upon the completion of this acquisition, all stock options to purchase shares of ACTV common stock granted pursuant to ACTV’s incentive plans and non-plan stock option agreements were converted into options to purchase our Class A ordinary shares.

     The selling shareholders may offer and sell pursuant to this prospectus any or all of our Class A ordinary shares owned by them, respectively, and offered hereby in accordance with one or more of the methods of distribution described under the caption “Plan of Distribution.”

     The following table sets forth information with respect to the selling shareholders and the number of our Class A ordinary shares owned by such shareholder. The entire number of Class A ordinary shares owned by each of the selling shareholders named in the table may be sold pursuant to this prospectus. Selling shareholders may, however, offer and sell none, some or all of their respective shares. However, because the selling shareholders may sell all or some of our Class A ordinary shares from time to time under this prospectus, no estimate can be given at this time as to the number of our Class A ordinary shares that will be held by each selling shareholder following the completion of the offering under this prospectus. Except for BettingCorp, each of the selling shareholders has been, within the last three years, employees of ACTV.

     The selling shareholders have advised us that they have not entered into any agreements, arrangements or understandings with any underwriter, broker-dealer or agent regarding the sale of the securities offered by this prospectus, other than the liquidity agreement between us and BettingCorp with respect to the BettingCorp Shares. In addition, none of the selling shareholders had any agreements, understandings or arrangements with any other persons to dispose of the shares offered by this prospectus at the time such shares were acquired, other than as disclosed in this prospectus. We are not acting as an underwriter, broker-dealer or agent on behalf of BettingCorp. See “Plan of Distribution.” The inclusion of the shares in the table below does not constitute a commitment to sell any shares.

	Number of Class A	Percentage of
	ordinary shares that	outstanding Class A
Selling Shareholder	may be sold	ordinary shares(1)
BettingCorp Limited(2)	3,225,063	3.5%
Number of shares held by former ACTV employees pursuant to the exercise of options	75,468	*

Total number of shares that may be sold	3,300,531	3.6%

*	Less than 1%.

(1)	Percentage of beneficial ownership is based on an aggregate of 91,213,541 of our Class A ordinary shares outstanding as of September 30, 2004.

(2)	Gemini Systems Corporation N.V., a corporation organized in The Netherlands Antilles, and OZF Ltd., a corporation organized in the British Virgin Islands, own a combined 52.35% of the voting power of BettingCorp Limited, and control two seats on the three-seat board of directors of BettingCorp Limited. Gemini Systems and OZF are controlled by the Landa Family Trust. Dr. Tis Prager is the President of the Board of the Landa Family Trust and has voting and investment power with respect to the shares of BettingCorp Limited owned by Gemini Systems and OZF. Although Dr. Pager is not a beneficiary of the Landa Family Trust, he may be deemed to beneficially own the shares of BettingCorp Limited owned by Gemini Systems and OZF.

     We prepared the table above based on information supplied to us on or before the date of this prospectus by the selling shareholders named in the table.

     The selling shareholders listed in the table above may have sold, transferred or otherwise disposed of all or a portion of the shares in a transaction or a series of transactions exempt from the registration requirements of the Securities Act since the date as of which the information in the table above is presented. Information about the selling shareholders may change from time to time. Any changed information will be set forth either in post-effective amendments or in prospectus supplements.

PLAN OF DISTRIBUTION

     BettingCorp is required under the terms of the liquidity agreement to use its good faith efforts to sell the maximum number of BettingCorp Shares as soon as possible after the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission. BettingCorp may sell the BettingCorp Shares from time to time in any legal manner in accordance with the terms of the liquidity agreement, including directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from BettingCorp or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Pursuant to the liquidity agreement, if any BettingCorp Shares are sold through a broker transaction, BettingCorp is required to use a broker-dealer designated by us and in such event, we have agreed to pay the discounts and commissions attributable to the sale of the BettingCorp Shares through such broker-dealer.

     The selling shareholders other than BettingCorp may sell the Option Shares from time to time in any legal manner, including directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from these selling shareholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Any such discounts, concessions and commissions shall be the responsibility of the selling shareholders.

     The securities offered by this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale and/or at negotiated prices. These sales may be effected in one or more transactions, including:

•	over the Nasdaq National Market system;

•	in the over-the-counter market;

•	in transactions otherwise than over the Nasdaq National Market system or in the over-the-counter market; or

•	any combination of the foregoing.

     During the period in which BettingCorp is entitled to receive the minimum return on each BettingCorp Share, BettingCorp is not permitted to enter into hedging or monetization transactions involving the BettingCorp Shares, including any forward contract, equity swap, put or call, put or call equivalent position, short sale, short sale against-the-box, collar, non-recourse loan, sale of exchangeable security or similar transaction.

     BettingCorp has advised us that, other than pursuant to the liquidity agreement with us, they have not entered into any agreements, arrangements or understandings with any underwriter, broker-dealer or agent regarding the sale of the BettingCorp Shares, and have not entered into any hedging or other monetization transactions in respect of the shares. Under the liquidity agreement, if requested by us, BettingCorp is required to enter into customary underwriting and other agreements in connection with the distribution of the BettingCorp Shares. The specific terms of any such underwriting or other agreement will be disclosed in a supplement to this prospectus filed with the SEC under Rule 424(b) under the Securities Act, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

     There can be no assurance that the selling shareholders will sell any or all of the securities pursuant to this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. There also can be no assurance that the selling shareholders will not transfer, devise or gift the securities by other means not described in this prospectus.

     In order to comply with the securities laws of some states, if applicable, the securities may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or any exemption from registration or qualification requirements is available and is complied with.

     Any underwriters, broker-dealers or agents that participate in the sale of the securities being offered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the securities by the selling shareholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     To the extent required, the securities to be sold, the name of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We have agreed to indemnify BettingCorp and its directors, officers, agents and controlling persons against certain liabilities, including specified liabilities under the Securities Act, or to contribute with respect to payments which BettingCorp may be required to make in respect of such liabilities. Each of the selling shareholders, including BettingCorp, has agreed to indemnify us for liabilities arising under the Securities Act with respect to written information furnished to us by such selling shareholder or to contribute with respect to payments in connection with such liabilities.

     We have agreed to pay all of the costs, fees and expenses incident to our registration of the resale of the selling shareholders’ securities, including certain legal fees of BettingCorp and commissions, fees and discounts of underwriters, brokers, dealers and agents, which are attributable to the sale of the BettingCorp Shares, subject to certain limitations.

LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities that may be sold pursuant to this prospectus have been passed upon for us by Harney Westwood & Riegels.

EXPERTS

     The consolidated financial statements and the related financial statement schedule of OpenTV Corp. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audit report covering the December 31, 2003 and 2002, consolidated financial statements contains an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and contains an explanatory paragraph referring to the adoption of Emerging Issues Task Force Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor’s Products”.

     The consolidated statements of operations, of shareholders’ equity and comprehensive loss, and of cash flows of OpenTV for the period ended December 31, 2001 (prior to the reclassification relating to the adoption of Consensus 01-09 of the Emerging Issues Task Force of the Financial Accounting Standards Board) have been incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE TO FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the securities that may be sold pursuant to this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about our company and the securities that may be sold pursuant to this prospectus.

     The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents.

The information incorporated by reference is an important part of this prospectus, and is deemed to be part of this prospectus, except for any information superseded by this prospectus or any other document incorporated by reference into this prospectus. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2003 shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2004, filed on May 10, 2004, for the quarterly period ended June 30, 2004, filed on August 9, 2004 and for the quarterly period ended September 30, 2004, filed on November 9, 2004;

•	Our Current Reports on Form 8-K dated March 25, 2004, May 13, 2004 and September 10, 2004; and

•	The description of our Class A ordinary shares contained in our Registration Statement on Form F-1 (File No. 333-89609) and any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings at no cost, by writing or telephoning us at:

OpenTV Corp.
Attn: Investor Relations
275 Sacramento Street
San Francisco, California 94111
Telephone: (415) 962-5000

     Our annual, quarterly and special reports and other information are on file with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings at the regional office of the Securities and Exchange Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. Except as specifically set forth in this prospectus, information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.

     You should rely only on the information contained in or incorporated by reference into this prospectus or to which we have referred you.

     We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Registration.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the issuance and distribution of the securities being registered. We have agreed to pay such expenses on behalf of BettingCorp, except that we are obligated to pay only up to $15,000 of BettingCorp’s legal fees and expenses. All amounts below are estimates except the registration fee.

Registration fees	$1,257
Legal fees and expenses	$25,000
Accounting fees and expenses	$15,000
Printing expenses	$15,000
Miscellaneous	$1,000
Total	$57,257

Item 15. Indemnification Of Directors And Officers.

     As permitted by British Virgin Islands law, OpenTV’s articles of association provide that OpenTV may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of OpenTV; or (ii) is or was, at the request of OpenTV, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise; provided, however, that such person acted honestly and in good faith with a view to the best interests of OpenTV and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. OpenTV’s articles of association also provide that if a person to be indemnified has been successful in defense of any proceedings referred to in the preceding sentence, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings. OpenTV may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of OpenTV, or who at the request of OpenTV is or was serving as a director, an officer or a liquidator or, or in any capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity. OpenTV has purchased an insurance policy covering OpenTV’s and its subsidiaries’ directors and officers.

     OpenTV’s articles of association provide that, to the fullest extent of the law, no director shall be personally liable to OpenTV or OpenTV’s stockholders for or with respect to any acts or omissions in the performance of his duties as a director of OpenTV. OpenTV has entered into indemnification agreements with certain of its officers and directors. Pursuant to each such indemnification agreement, OpenTV has agreed, subject to certain limitations for, among other things, a breach of such officer’s or director’s duty of loyalty to OpenTV, to hold harmless and indemnify the officer or director, to the fullest extent authorized or permitted by the provisions of OpenTV’s memorandum of association and articles of association and the laws of the British Virgin Islands, in connection with actions taken in the officer’s or director’s official capacity as a director, officer, employee or other agent of OpenTV, or in connection with actions taken in the officer’s or director’s official capacity while serving at the request of OpenTV as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. OpenTV will, prior to the full disposition of any proceeding, advance all expenses incurred by the officer or director in connection with such proceeding, upon a request by such officer or director and the receipt by OpenTV of an undertaking by or on behalf of such officer or director to repay such amounts if it is ultimately determined that the officer or director is not entitled to be indemnified.

Item 16. Exhibits And Financial Statement Schedules.

(a)	Exhibits. The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.	Document
2.1†	Asset Purchase Agreement, dated as of August 15, 2003, between OpenTV and BettingCorp. OpenTV undertakes to furnish to the Securities and Exchange Commission, upon request, a copy of all omitted schedules thereto.

4.1	Specimen Certificate for Class A ordinary shares of OpenTV (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the F-1 Registration Statement, filed on November 10, 1999 (File No. 333-89609)).

4.2†	Liquidity Agreement, dated as of August 15, 2003, between OpenTV and BettingCorp.

4.3	Agreement and Plan of Merger, dated as of September 26, 2002, by and among OpenTV, ACTV Merger Sub, Inc. and ACTV, Inc. (incorporated by reference to Annex A to the Registration Statement on Form S-4 of OpenTV (File No. 333-102944), as filed with the Securities and Exchange Commission on February 4, 2003).

5.1*	Opinion of Harney Westwood & Riegels, as to the legality of the securities being registered.

23.1*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP (OpenTV financial statements for the 2002 and 2003 fiscal years).

23.3*	Consent of PricewaterhouseCoopers LLP (OpenTV financial statements for the 2001 fiscal year).

24.1†	Power of attorney (included on Page II-5 of this Registration Statement).

†	Previously filed
*	Filed herewith.

Item 17. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of OpenTV pursuant to the foregoing provisions, or otherwise, OpenTV has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by OpenTV of expenses incurred or paid by a director, officer or controlling person of OpenTV in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, OpenTV will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     OpenTV hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective;

(5)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on November 12, 2004.

OpenTV Corp.

By:	/s/ Richard Hornstein

Richard Hornstein
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Name	Title	Date
* James Chiddix	Chairman of the Board; Chief Executive Officer (Principal Executive Officer) and Director

* Richard Hornstein	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Robert R. Bennett	Director

* J. Timothy Bryan	Director

* Jerry Machovina	Director

* J. David Wargo	Director

* Anthony G. Werner	Director

* Michael Zeisser	Director

/s/ Scott M. Wornow Attorney in Fact		November 12, 2004

EXHIBIT INDEX

Exhibit No.	Document
2.1†	Asset Purchase Agreement, dated as of August 15, 2003, between OpenTV and BettingCorp. OpenTV undertakes to furnish to the Securities and Exchange Commission, upon request, a copy of all omitted schedules thereto.

4.1	Specimen Certificate for Class A ordinary shares of OpenTV (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the F-1 Registration Statement, filed on November 10, 1999 (File No. 333-89609)).

4.2†	Liquidity Agreement, dated as of August 15, 2003, between OpenTV and BettingCorp.

4.3	Agreement and Plan of Merger, dated as of September 26, 2002, by and among OpenTV, ACTV Merger Sub, Inc. and ACTV, Inc. (incorporated by reference to Annex A to the Registration Statement on Form S-4 of OpenTV (File No. 333-102944), as filed with the Securities and Exchange Commission on February 4, 2003.

5.1*	Opinion of Harney Westwood & Riegels, as to the legality of the securities being registered.

23.1*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP (OpenTV financial statements for the 2002 and 2003 fiscal years).

23.3*	Consent of PricewaterhouseCoopers LLP (OpenTV financial statements for the 2001 fiscal year).

24.1†	Power of attorney (included on Page II-5 of this Registration Statement).

†	Previously filed.

*	Filed herewith.